UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 2, 2008

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Grant of Restricted Stock Units to CEO

Effective September 2, 2008, Michael J. Jeffery, the Chief Executive Officer of LECG Corporation (the “Company”) received a Restricted Stock Unit Award Agreement under the Company’s 2003 Stock Option Plan, providing for the grant to him of 80,000 restricted stock units (“RSU”).  Each RSU represents the right for Mr. Jeffery to receive one share of Company common stock on the date the RSU vests.  The award provides that the RSUs will vest in four increments based on the sustained attainment of four specified stock price targets.  Vesting will occur upon the second business day following the attainment of each of the specified closing stock price targets for a period of 10 consecutive business days, as follows:

20,000 RSUs – based on sustained closing price of at least $10.75

20,000 RSUs – based on sustained closing price of at least $12.50

20,000 RSUs – based on sustained closing price of at least $14.50

20,000 RSUs – based on sustained closing price of at least $17.00

If the closing market price rises above more than one target price and satisfies the required, sustained period at the higher level, each of the applicable increments will vest.  The vesting of all the RSUs will accelerate in the event of a change of control of the Company.  Any RSUs that have not vested by July 31, 2009 will terminate, as will any unvested RSUs if Mr. Jeffery’s employment with the Company ceases prior to vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ Steven R. Fife
Steven R. Fife Chief Financial Officer

Date: September 8, 2008